    Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI INDUSTRIES REPORTS RECORD FIRST QUARTER
Accelerated growth supported by strong operational execution

First Quarter 2022 Highlights

•Net sales of $1.6 billion in the first quarter, up 64% year-over-year

•Net income of $196.2 million, or $7.71 per diluted share, in the first quarter, up $122.1 million, or 165%, year-over-year

•EBITDA of $301.5 million, up $175.6 million, or 139%, year-over-year

•Quarterly dividend of $0.90 per share paid totaling $22.9 million in the first quarter

North American RV OEM (56% of net sales last twelve months)

•Net sales of $997.8 million, up 90% year-over-year, driven by record wholesale shipments and market share gains
•Content per travel trailer and fifth-wheel RV for the twelve months ended March 31, 2022, increased 40% year-over-year to a record $4,854

Adjacent Industries OEM (23% of net sales last twelve months)

•Net sales of $356.1 million, up 42% year-over-year
•North American marine OEM net sales of $126.5 million, up 49% year-over-year

Aftermarket Segment (18% of net sales last twelve months)

•Net sales of $248.0 million, up 35% year-over-year

Elkhart, Indiana - May 10, 2022 - LCI Industries (NYSE: LCII) which, through its wholly-owned subsidiary, Lippert Components, Inc. ("Lippert"), supplies a broad array of highly engineered components for the leading original equipment manufacturers ("OEMs") in the recreation and transportation product markets, and the related aftermarkets of those industries, today reported first quarter 2022 results.

“We delivered exceptional results in the first quarter, achieving record revenue and EBITDA as we carried forward our momentum from the prior year. We believe the wide range of innovative offerings we provide across the outdoor recreation markets has continued to be a key differentiator for LCI, accelerating and securing growth in our Aftermarket and Marine businesses alongside RV. This tremendous performance has also been supported by our culture of operational excellence, coupled with our ongoing focus around scalability, continuous improvement, and automation, which have helped us expand profitability while managing through ongoing macroeconomic headwinds,” commented Jason Lippert, LCI Industries’ President and Chief Executive Officer.

“The popularity of the outdoor lifestyle continues to be strong. As inventories stabilize, we are working closely with all of our OEMs and dealers to maintain appropriate retail levels of production. We believe our hard work and focus on driving operational excellence throughout our business have positioned LCI for continued strong performance in changing production environments,” Lippert continued. “I would like to thank all of our team members around the globe for their tremendous efforts this quarter in driving our business to record levels. Due to our focus on culture and leadership over the past several years, coupled with the resources we have invested in these areas, we believe our leaders and their teams outperform what many average businesses are able to do, thus creating a unique and significant value proposition for all our stakeholders.

"Our teams have done a great job in overcoming significant challenges, including labor, freight, and supply chain constraints, to meet record wholesale demand while providing excellent service to our customers. We look forward to continuing this amazing progress as we advance in 2022. Further, I want to thank and congratulate all our leaders and team members who have sacrificed so much over the last year to meet this historic demand,” commented Ryan Smith, Group President - North America.

First Quarter 2022 Results

Consolidated net sales for the first quarter of 2022 were $1.6 billion, an increase of 64 percent from 2021 first quarter net sales of $1.0 billion. Net income in the first quarter of 2022 was $196.2 million, or $7.71 per diluted share, compared to net income of $74.1 million, or $2.93 per diluted share, in the first quarter of 2021. EBITDA in the first quarter of 2022 was $301.5 million, compared to EBITDA of $125.9 million in the first quarter of 2021. Additional information regarding EBITDA, as well as a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, is provided in the "Supplementary Information - Reconciliation of Non-GAAP Measures" section below.

The increase in year-over-year net sales for the first quarter of 2022 was primarily driven by record wholesale shipments, price realization, and strong Aftermarket sales growth. Net sales from acquisitions completed in 2021 and 2022 contributed approximately $79 million in the first quarter of 2022.

The Company's average product content per travel trailer and fifth-wheel RV for the twelve months ended March 31, 2022, increased $1,378 to $4,854, compared to $3,476 for the twelve months ended March 31, 2021. The content increase in towables was primarily a result of organic growth, including pricing and new product introductions.

April 2022 Results

April 2022 consolidated net sales were approximately $537 million, up 47 percent from April 2021, as production increased significantly to meet elevated RV and marine retail demand.

Income Taxes

The Company's effective tax rate was 25.5 percent for the quarter ended March 31, 2022, compared to 24.9 percent for the quarter ended March 31, 2021. The increase in the effective tax rate was primarily due to a decrease in the excess tax benefit related to the vesting of equity-based compensation awards and the cash surrender value of life insurance.

Balance Sheet and Other Items

At March 31, 2022, the Company's cash and cash equivalents balance was $55.4 million, compared to $62.9 million at December 31, 2021. The Company used $50.1 million for acquisitions, $42.0 million for capital expenditures, and $22.9 million for dividend payments to shareholders in the three months ended March 31, 2022. The Company also paid off the full outstanding $50.0 million balance of its shelf loan facility in March 2022.
The Company's outstanding long-term indebtedness, including current maturities, was $1.3 billion at March 31, 2022, and the Company remained in compliance with its debt covenants. The Company believes that its current liquidity is adequate to meet operating needs for the foreseeable future.

Conference Call & Webcast

LCI Industries will host a conference call to discuss its first quarter results on Tuesday, May 10, 2022, at 8:30 a.m. Eastern time, which may be accessed by dialing (844) 200-6205 for participants in the U.S. and (226) 828-7575 for those in Canada or (929) 526-1599 for participants outside the U.S./Canada using the required conference ID 311778. Due to the high volume of companies reporting earnings at this time, please be prepared for hold times of up to 15 minutes when dialing in to the call. In addition, an online, real-time webcast, as well as a supplemental earnings presentation, can be accessed on the Company's website, www.investors.lci1.com.

A replay of the conference call will be available for two weeks by dialing (929) 458-6194 for participants in the U.S. and (226) 828-7578 for those in Canada or (204) 525-0658 for participants outside the U.S./Canada and referencing access code 057696. A replay of the webcast will be available on the Company’s website immediately following the conclusion of the call.

About LCI Industries

LCI Industries, through its wholly-owned subsidiary, Lippert, supplies, domestically and internationally, a broad array of highly engineered components for the leading OEMs in the recreation and transportation product markets, consisting primarily of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies engineered components to the related aftermarkets of these industries, primarily by selling to retail dealers, wholesale distributors, and service centers. Lippert's products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; entry, luggage, patio, and ramp doors; furniture and mattresses; electric and manual entry steps; awnings and awning accessories; towing products; truck accessories; electronic components; appliances; air conditioners; televisions and sound systems; and other accessories. Additional information about Lippert and its products can be found at www.lippert.com.

Forward-Looking Statements

This press release contains certain "forward-looking statements" with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this press release that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, and industry trends, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, the impacts of COVID-19, or other future pandemics, on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this press release are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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LCI INDUSTRIES
OPERATING RESULTS
(unaudited)

	Three Months Ended March 31,		Last Twelve
	2022	2021	Months
(In thousands, except per share amounts)

Net sales	$1,644,568	$1,000,258	$5,117,007
Cost of sales	1,180,325	758,481	3,851,506
Gross profit	464,243	241,777	1,265,501
Selling, general and administrative expenses	194,542	140,346	698,821
Operating profit	269,701	101,431	566,680
Interest expense, net	6,252	2,705	19,913
Income before income taxes	263,449	98,726	546,767
Provision for income taxes	67,268	24,606	136,967
Net income	$196,181	$74,120	$409,800

Net income per common share:
Basic	$7.75	$2.94	$16.20
Diluted	$7.71	$2.93	$16.09

Weighted average common shares outstanding:
Basic	25,329	25,193	25,299
Diluted	25,461	25,325	25,469

Depreciation	$17,954	$15,184	$67,525
Amortization	$13,858	$9,332	$52,092
Capital expenditures	$42,037	$20,957	$119,614

LCI INDUSTRIES
SEGMENT RESULTS
(unaudited)

	Three Months Ended March 31,		Last Twelve
	2022	2021	Months
(In thousands)
Net sales:
OEM Segment:
RV OEMs:
Travel trailers and fifth-wheels	$953,226	$503,016	$2,745,822
Motorhomes	87,254	62,593	283,656
Adjacent Industries OEMs	356,102	250,641	1,194,466
Total OEM Segment net sales	1,396,582	816,250	4,223,944
Aftermarket Segment:
Total Aftermarket Segment net sales	247,986	184,008	893,063
Total net sales	$1,644,568	$1,000,258	$5,117,007

Operating profit:
OEM Segment	$245,374	$79,287	$470,763
Aftermarket Segment	24,327	22,144	95,917
Total operating profit	$269,701	$101,431	$566,680

Depreciation and amortization:
OEM Segment depreciation	$14,502	$12,188	$53,157
Aftermarket Segment depreciation	3,452	2,996	14,368
Total depreciation	$17,954	$15,184	$67,525

OEM Segment amortization	$10,144	$6,452	$36,573
Aftermarket Segment amortization	3,714	2,880	15,519
Total amortization	$13,858	$9,332	$52,092

LCI INDUSTRIES
BALANCE SHEET INFORMATION
(unaudited)

	March 31,	December 31,
	2022	2021
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$55,449	$62,896
Accounts receivable, net	564,672	319,782
Inventories, net	1,136,230	1,095,907
Prepaid expenses and other current assets	70,766	88,300
Total current assets	1,827,117	1,566,885
Fixed assets, net	450,095	426,455
Goodwill	562,038	543,180
Other intangible assets, net	539,004	519,957
Operating lease right-of-use assets	199,756	164,618
Other long-term assets	62,713	66,999
Total assets	$3,640,723	$3,288,094

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current maturities of long-term indebtedness	$21,108	$71,003
Accounts payable, trade	340,909	282,183
Current portion of operating lease obligations	33,500	30,592
Accrued expenses and other current liabilities	345,486	243,438
Total current liabilities	741,003	627,216
Long-term indebtedness	1,265,379	1,231,959
Operating lease obligations	176,255	143,436
Deferred taxes	41,260	43,184
Other long-term liabilities	157,574	149,424
Total liabilities	2,381,471	2,195,219
Total stockholders' equity	1,259,252	1,092,875
Total liabilities and stockholders' equity	$3,640,723	$3,288,094

LCI INDUSTRIES
SUMMARY OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2022	2021
(In thousands)
Cash flows from operating activities:
Net income	$196,181	$74,120
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	31,812	24,516
Stock-based compensation expense	6,517	7,436
Other non-cash items	1,771	1,318
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(240,404)	(139,245)
Inventories, net	(31,278)	(41,170)
Prepaid expenses and other assets	20,495	(3,328)
Accounts payable, trade	57,808	49,644
Accrued expenses and other liabilities	92,024	31,556
Net cash flows provided by operating activities	134,926	4,847
Cash flows from investing activities:
Capital expenditures	(42,037)	(20,957)
Acquisitions of businesses	(50,089)	(2,779)
Other investing activities	(219)	(605)
Net cash flows used in investing activities	(92,345)	(24,341)
Cash flows from financing activities:
Vesting of stock-based awards, net of shares tendered for payment of taxes	(10,569)	(7,767)
Proceeds from revolving credit facility	372,400	208,863
Repayments under revolving credit facility	(330,600)	(141,489)
Repayments under shelf loan, term loan, and other borrowings	(55,642)	(3,889)
Payment of dividends	(22,870)	(18,939)
Payment of contingent consideration and holdbacks related to acquisitions	(2,031)	(2,792)
Other financing activities	(4)	—
Net cash flows (used in) provided by financing activities	(49,316)	33,987
Effect of exchange rate changes on cash and cash equivalents	(712)	(2,995)
Net (decrease) increase in cash and cash equivalents	(7,447)	11,498
Cash and cash equivalents at beginning of period	62,896	51,821
Cash and cash equivalents cash at end of period	$55,449	$63,319

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
(unaudited)

	Three Months Ended
	March 31,			Last Twelve
	2022		2021	Months
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	152.2		131.2	552.3
Motorhome RVs	15.8		14.3	57.7
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	93.8	(2)	114.5	481.3	(2)
Impact on dealer inventories	58.4	(2)	16.7	71.0	(2)
Motorhome RVs	13.3	(2)	13.0	55.6	(2)

	Twelve Months Ended
	March 31,
	2022		2021
Lippert Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV	$4,854		$3,476
Motorhome RV	$3,144		$2,525

	March 31,			December 31,
	2022		2021	2021
Balance Sheet Data (debt availability in millions):
Remaining availability under the revolving credit facility (3)	$129.8		$142.4	$168.3
Days sales in accounts receivable, based on last twelve months	29.2		31.4	30.6
Inventory turns, based on last twelve months	4.7		5.8	5.0

	2022
Estimated Full Year Data:
Capital expenditures	$130 - $150 million
Depreciation and amortization	$130 - $140 million
Stock-based compensation expense	$25 - $30 million
Annual tax rate	24% - 26%

(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry retail sales data provided by Statistical Surveys, Inc.
(2) March 2022 retail sales data for RVs has not been published yet, therefore 2022 retail data for RVs includes an estimate for March 2022 retail units. Retail sales data will likely be revised upwards in future months as various states report.
(3) Remaining availability under the revolving credit facility is subject to covenant restrictions.

LCI INDUSTRIES
SUPPLEMENTARY INFORMATION
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

The following table reconciles net income to EBITDA.

	Three Months Ended March 31,
	2022	2021
(In thousands)
Net income	$196,181	$74,120
Interest expense, net	6,252	2,705
Provision for income taxes	67,268	24,606
Depreciation expense	17,954	15,184
Amortization expense	13,858	9,332
EBITDA	301,513	125,947
In addition to reporting financial results in accordance with U.S. GAAP, the Company has provided the non-GAAP performance measure of EBITDA to illustrate and improve comparability of its results from period to period. EBITDA is defined as net income before interest expense, net, provision for income taxes, depreciation expense, and amortization expense during the three month periods ended March 31, 2022 and 2021, respectively. The Company considers this non-GAAP measure in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The measure is not in accordance with, nor is it a substitute for, GAAP measures, and it may not be comparable to similarly titled measures used by other companies.